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[POLK AUDIO LOGO]

5601 Metro Drive, Baltimore, MD 21215 USA . Tel (410) 358 3600 .
Fax (410) 764 6040 . www.polkaudio.com
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PRESS RELEASE

Contact: George Klopfer, CEO  (410) 358 3600
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Baltimore, MD - November 23, 1998

POLK ANNOUNCES DISPOSITION OF EOSONE AND GENESIS INTERESTS

Polk Audio, Inc. (Amex: PKA) ("Polk" or "the Company") announced today that it has reached an agreement in principle with The Providers, Inc., of Vail, Colorado and certain of its affiliates ("TPI") to dispose of Polk's registered trademark "Eosone" along with certain inventories, as well as Polk's entire holdings of common and preferred equity securities of Genesis Technologies, Inc. ("Genesis") to TPI in exchange for a barter package of promotional services.

The package of barter goods and services is expected to consist of an assortment of promotional services, printing services and advertising. At the present time it is not possible to assign a definite monetary value to this package. However, it is possible (but not certain) that the use of these services in future periods will offset or reduce operating expenses that otherwise would have been paid for in cash and charged against income during the periods involved.

Polk's original cost basis in the Genesis securities involved in this transaction was $600,000. Polk reported in its September 1998 Form 10Q that it had recorded a $200,000 impairment charge against the carrying value of the Genesis securities against its reported results for the September 1998 fiscal quarter, leaving therefore a net carrying value for the Genesis Securities on the Company's books of $400,000 as of the end of September 1998. The Eosone Assets included in this transaction were carried on the Company's books at approximately $25,000. Because the Company expects to use the services in the package during the current fiscal year and considering the foregoing evaluation difficulties, the Company will record an additional pretax charge of $425,000 against earnings for the December 1998 quarter, or $0.12 per share.

This release contains forward-looking statements within the meaning of that term in the Private Securities Litigation Reform Act of 1995 (the Act). Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Act. Forward-looking statements may include, but are not limited to, projections of revenue, income, or loss and capital expenditures, statements regarding future operations, financing needs, and plans relating to products of the Company, assessments of materiality, and predictions of future events, as well as assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, and the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements contained in this Report as a result of various factors including, without limitation, consumer acceptance of new technology and new products, competition, pricing, borrowing costs, foreign manufacturing, sourcing, and sales, and other risk factors.

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